Exhibit 23.01


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-33616 of Loews Corporation, on Form S-8 of our report dated February 15, 2001 (February 20, 2001 as to the stock split described in Note 1), appearing in this Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2000.





DELOITTE & TOUCHE LLP
New York, New York
March 16, 2001